                                   EXHIBIT 1.1




                                  PRESS RELEASE
                   ANNOUNCING CLOSING OF THREE STORE LOCATIONS

                                                 [DIY HOME WAREHOUSE, INC. Logo]



Contact: Clifford L. Reynolds, President         5811 Canal Road
and Chief Executive Officer;                     Valley View, Ohio  44125
Eric I. Glassman, Chief Financial Officer
DIY Home Warehouse, Inc.
Phone  216 328 5100
Fax 216 328 5134


PRESS RELEASE

       DIY HOME WAREHOUSE, INC. ANNOUNCES CLOSING OF THREE STORE LOCATIONS

         CLEVELAND, OHIO, JUNE 15, 1999 - D.I.Y. Home Warehouse, Inc. (OTC BULLETIN BOARD: DIYH) today announced it will close three store locations at 2063 West 4th St., Mansfield; 1890 West Market St., Akron; and 550 Boardman-Poland Rd., Boardman. Liquidation sales at these locations are scheduled to begin later this week, with closing expected later in the summer.

         The Mansfield store, as well as a previously closed store at 5800 Whipple Ave., North Canton, are being sold to a single buyer. The Boardman store lease is being terminated and will revert to the Landlord. Also, we are in the process of assigning the West Market Street location to a third party.

         "Although closing stores never is pleasant or easy, we took advantage of an opportunity to divest several locations as a package at a price we believe is favorable to DIY," said Clifford L. Reynolds, president and chief executive officer. "Proceeds from this sale - as well as from liquidated inventories - will be used to pay off the company's mortgage and working line of credit obligations."

         Reynolds noted that DIY's goal has been to become debt-free so it may have the flexibility and resources to pursue new avenues of growth and expansion in the future. "The sale of these locations and assignment of its leasehold interests is a significant step toward achieving this goal," he said.

         D.I.Y. Home Warehouse, Inc. will continue to operate eleven warehouse format home centers in the Northeast Ohio marketplace which sell products to do-it-yourself home repair and remodeling customers and contractors.

         The statements contained in this news release may include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of the retail and home improvement industry, as well as other economic, competitive and technological factors involving the Company's operations, markets, products and prices.



    - For Release  June 15, 1999
--------------------------------------------------------------------------------